FOR IMMEDIATE RELEASE                                EXHIBIT 99.1

National Western Life Announces 2013 Fourth Quarter and Full Year Earnings

Austin, Texas, March 7, 2014 ‑ Ross R. Moody, President of National Western Life Insurance Company (Nasdaq: NWLI), announced today fourth quarter 2013 consolidated net earnings of $27.8 million, or $7.87 per diluted Class A common share, compared with consolidated net earnings of $25.2 million, or $7.14 per diluted Class A common share, for the fourth quarter of 2012. For the year ended December 31, 2013, the Company reported consolidated net earnings of $96.2 million, or $27.19 per diluted Class A common share, compared with $92.6 million, or $26.19 per diluted Class A common share, a year ago. The Company's book value per share increased to $398.36 as of December 31, 2013 from $382.37 at December 31, 2012.

Total revenues increased to $258.2 million for the quarter ended December 31, 2013, compared to $149.4 million reported in the fourth quarter of 2012, as market valuations on index options the Company purchases to support its policy index obligations continued to rise in tandem with market indices. Total revenues for the full year increased 29% to $860.3 million in 2013 from $664.7 million in 2012. Mr. Moody noted, "The appeal of our fixed-index universal life and fixed-index annuity product offerings was evident this past year as we experienced sales growth rates of 32% and 9%, respectively, over 2012 levels. Perhaps more importantly, from a profitability standpoint, is that we continue to be able to manage the index option costs associated with these product offerings in line with our established pricing criteria."

The Company reported earnings from operations, excluding net realized gains and losses on investments, of $26.9 million for the quarter ended December 31, 2013, or $7.60 per diluted Class A common share, compared to $21.9 million, or $6.20 per diluted Class A common share, in the same period for 2012. Commenting on the financial performance of the Company, Mr. Moody observed, "We booked a solid fourth quarter to end the year as all of our profitability levers performed consistent with expectations. The increase in interest rate levels in the second half of the year provided a little more breathing room for our interest spread margins." Earnings from operations for the full year of $90.6 million, or $25.60 per diluted Class A common share, represented an increase of 8% over the 2012 amount of $84.0 million, or $23.76 per diluted Class A common share. Reflecting on the full year results, Mr. Moody added, "From an operational perspective, 2013 was a record earnings year for the Company. Considering that when our Chairman of the Board acquired National Western fifty years ago it had roughly $20 million in assets and $4 million in capital and surplus, it is staggering to look at the financial size and capital position of the Company as it is today."

Founded in 1956, National Western Life is a stock life insurance company offering a broad portfolio of individual universal life, whole life and term insurance plans, annuity products, and investment contracts meeting the financial needs of its customers in 49 states as well as residents of various countries in Central and South America, the Caribbean, Eastern Europe, Asia, and the Pacific Rim. The Company has approximately 279 employees and 21,730 contracted independent agents, brokers, and consultants, and at December 31, 2013, maintained total assets of $10.8 billion, stockholders' equity of $1.4 billion, and life insurance in force of $22.2 billion.

Caution Regarding Forward-Looking Statements:
This press release contains statements which are or may be viewed as forward-looking within the meaning of The Private Securities Litigation Reform Act of 2005. Forward-looking statements relate to future operations, strategies, financial results or other developments, and are subject to assumptions, risks, and uncertainties. Factors that may cause actual results to differ materially from those contemplated in these forward-looking statements can be found in the Company's Form 10-K filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date the statement was made and the Company undertakes no obligation to update such forward-looking statements. There can be no assurance that other factors not currently anticipated by the Company will not materially and adversely affect our results of operations. Investors are cautioned not to place undue reliance on any forward-looking statements made by us or on our behalf.

National Western Life Insurance Company
News Release - Page 2

Summary of Consolidated Operating Results
(In thousands except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2013	2012	2013	2012
Revenues:
Revenues, excluding investment and index option gains (losses)	157,570	159,499	625,715	624,315
Realized and unrealized gains (losses) on index options	99,160	(15,181)	225,899	27,147
Realized gains on investments	1,454	5,089	8,653	13,201
Total revenues	258,184	149,407	860,267	664,663

Earnings:
Earnings from operations	26,897	21,941	90,622	83,978
Net realized gains on investments	945	3,308	5,625	8,580
Net earnings	27,842	25,249	96,247	92,558

Net earnings attributable to Class A shares	27,054	24,535	93,524	89,940

Basic Earnings Per Class A Share:
Earnings from operations	7.61	6.20	25.64	23.76
Net realized gains on investments	0.27	0.94	1.59	2.43
Net earnings	7.88	7.14	27.23	26.19

Basic Weighted Average Class A Shares	3,435	3,435	3,435	3,435

Diluted Earnings Per Class A Share:
Earnings from operations	7.60	6.20	25.60	23.76
Net realized gains on investments	0.27	0.94	1.59	2.43
Net earnings	7.87	7.14	27.19	26.19

Diluted Weighted Average Class A Shares	3,437	3,435	3,439	3,435

Investor Relations Contact:
Brian M. Pribyl - Senior Vice President, Chief Financial Officer and Treasurer
(512) 836-1010
bpribyl@nationalwesternlife.com
www.nationalwesternlife.com